Exhibit 99.1

October 19, 2009

For Immediate Release

Sport Supply Group in Exclusive Alliance with Prepsportswear.com

•     SSG named Exclusive Team Sports Catalog Partner to Prepsportswear.com
•     SSG to be Exclusive Sports Equipment provider to Prepsportswear.com online sites
•     Relationship allows SSG to offer turnkey customized apparel solutions to its B2B and B2C offline and online customers
•     B2C portion of relationship targeted for  holiday 2009

Dallas, TX. Sport Supply Group, Inc. (NASDAQ – RBI) today announced it has entered into an exclusive relationship with Prepsportswear.com, the leading online marketplace for creating, designing and buying personalized sportswear products, customized high school clothing and team sportswear for all sports.

Under terms of the agreement, Sport Supply Group (SSG) and Prepsportswear.com will co-brand websites that offer SSG’s customer database the ability to customize t-shirts, sweatshirts, hoodies, jackets, jerseys, caps, bags and 1,200 other items with their team’s logo, school colors and mascots. SSG will market the co-branded sites through its 3.0 million catalogs, 200+ road sales professionals, 40 direct telesales professionals and its B2B and B2C web sites. Additionally, SSG will vend its extensive line of equipment products to the Prepsportswear.com customer base, which consists today of more than 1.2 million online stores.

Commenting on the relationship, Adam Blumenfeld, Sport Supply’s Chairman and Chief Executive Officer stated: “This exciting new alliance enables SSG to offer customized apparel and accessories to coaches, players, fans and teams at the high school and youth league levels as well as virtually every other institution we service today. It allows us to go a step deeper into the institutional and individual player purchasing process, and utilize all of our online and offline marketing assets to promote this unique, turnkey operation.  Fulfillment and SKU management of customized apparel will be handled by Prepsportswear.com, which allows SSG to focus fully on marketing the offering to our customer and prospect bases.

We expect this new alliance to further expand our rapidly growing online B2C business. We believe the prepsportswear.com product line will resonate well with the hundreds of thousands of customers who visit www.esportsonline.com – our online consumer direct outlet for sports and recreation enthusiasts of all ages. We look forward to having the B2C portion up and running in time for the 2009 holiday season.

Finally, the opportunity to exclusively vend team sports equipment product to Prepsportswear.com’s 1.2 million online stores is compelling – adding another dimension to this multi-faceted offline and online partnership.”

Chad Hartvigson, CEO of Prepsportswear.com stated: “This is a significant relationship with the industry leader in the institutional and team sports markets.  We believe a strong synergy exists between the organizations that will provide additional revenue opportunities for both parties.  The strategic alliance will leverage the capabilities of both firms, enabling us to offer enhanced services and products to our customers.”

About Sport Supply Group

Sport Supply Group, Inc. is the nation’s leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. The Company markets via 3 million direct catalogs, a 40 man telesales team, more than 200 direct sales professionals, 60 Platinum Re-distribution partners and a family of company-controlled websites.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the Company's anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words "believes," "could," "expects," "anticipates," "estimates," "intends," "plans," or similar expressions. These forward-looking statements are based on management's current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions which changes may negatively impact school and other government supported budgets as well as the cost of doing business, actions and initiatives by current and potential competitors, the availability and cost of financing, and certain other additional factors described in the Company's filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s annual reports on Form 10-K and under the heading “Risk Factors” and/or “Statement Regarding Forward-Looking Disclosure” in the Company’s quarterly reports on Form 10-Q. Other unknown or unpredictable factors also could have material adverse effects on the Company's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:
Sport Supply Group, Inc.
Adam Blumenfeld, 972-243-0879